TRACTOR SUPPLY COMPANY
EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and restated generally effective January 1, 2023.

Preamble

Tractor Supply Company (the “Company”) established the Tractor Supply Company Executive Deferred Compensation Plan (the Plan”), originally effective as of October 31, 2001, and last restated effective as of January 1, 2009. The Company hereby amends and restates the Plan to incorporate plan amendments since the last restatement and to make certain other changes, effective as of January 1, 2023.

Section 1. Purpose

The purpose of the Plan is to provide a select group of management or highly compensated employees of the Company and its subsidiaries and related limited partnerships an opportunity, in accordance with the terms and conditions set forth in the Plan, to defer compensation that otherwise would be payable currently. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to be exempt from Parts 2, 3 and 4 of Title I of ERISA and shall be construed to effect such intent.

Section 2. Administration

This Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company; provided that in the absence of an appointed committee, the full Board shall be the Committee. The Committee may delegate authority to its officers and other persons to properly administer the Plan on a day-to-day basis. The Committee shall have the complete discretionary authority to control the operation and the administration of this Plan, with all powers necessary to enable it to properly carry out such responsibility, including, but not limited to, the power to construe the terms of this Plan, to determine status, coverage and eligibility for benefits, and to resolve all interpretive, equitable and other questions that shall arise in the operation and administration of this Plan. All actions or determinations of the Committee shall be final, conclusive and binding on all persons.

Section 3. Eligibility

Any employee of the Company, its subsidiaries, or Tractor Supply Company of Texas, LP will be eligible to participate in this Plan during any calendar year in which the employee is a member of a select group of management or highly compensated employees of the Company, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and is identified by the Committee as eligible to participate in the Plan (an “Eligible Employee”). The designation by the Committee shall be deemed to be irrebuttable evidence that such individual is for all purposes a member of a select group of management and highly compensated employees.

Section 4. Contributions

(a) Elective Deferrals. After the determination of their eligibility to participate in the Plan pursuant to Section 3, Eligible Employees may make deferral elections in accordance with the procedures described herein.

(1) Amounts Deferred. An Eligible Employee may elect in accordance with procedures established by the Committee to defer receipt of up to 40% of his or her annual base salary (including vacation pay, sick pay and holiday pay), overtime, shift differentials and commissions payable from the Company. An Eligible Employee may also elect to defer up to 92% of any annual cash bonus payment that may be payable. The Committee reserves the right in its discretion to alter the foregoing percentage limitations for any subsequent calendar years. Deferral elections shall be made in increments of 1% of compensation under procedures established by the Committee. An Eligible Employee who elects to defer any of his or her annual base salary or annual bonus payment under the Plan shall become a participant in the Plan (a “Participant”).

Notwithstanding the foregoing, the Committee may, in its sole discretion, identify specific forms of compensation to be included in or excluded from a Participant’s compensation eligible for deferral, provided that such Committee action shall be taken prior to the deadline for submitting deferral elections.

(2) Deferral Elections. Except as otherwise provided in this Section 4, deferral elections will be effective for the calendar year following the calendar year in which the election is made, and must be submitted to the Committee no later than December 31st of the year immediately prior to the year in which falls the period of service for which such compensation is earned. An election to defer may not be revoked, changed or modified for the calendar year or bonus payment at issue, except as otherwise provided herein. Unless otherwise provided by the Committee, a Participant must make a separate election with respect to each calendar year of participation in the Plan pursuant to procedures established by the Committee.

(3) Special Rules. Notwithstanding any other provision herein:

(A) An Eligible Employee may make an election within thirty (30) days after the date he or she first becomes eligible to participate in the Plan to defer compensation for services to be performed after the election.
(B) To the extent a bonus payment falls within the definition of “performance-based compensation” (as defined in Treas. Reg. Section 1.409A-1(e)), the Committee may permit a Participant to elect to defer such performance-based compensation at any time on or before the date that is six months before the end of the performance period, so long as the Participant performs services continuously from the later of (a) the beginning of the performance period, or (b) the date the performance criteria are established, through the date the election is made, and provided further that in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable.

(b) Employer Matching Contribution. The Company shall credit to the Participant’s account a matching contribution equal to 100% of the first $3,000 of base salary deferred by a

Participant under Section 4(a) for a calendar year and 50% of the next $3,000 of base salary deferred under Section 4(a) for a calendar year, for a maximum matching contribution of $4,500 per Participant per calendar year.

Section 5. Establishment of Deferred Compensation Accounts

(a) At the time of a Participant’s initial election to defer under Section 4(a), the Company shall establish a bookkeeping account (a “Deferred Compensation Account”) for such Participant on its books. The amounts deferred under Section 4(a) shall be credited to the Participant’s Deferred Compensation Account no later than the first day of the month following the month that the compensation would have otherwise been paid to the Participant. Amounts credited under Section 4(b) shall be credited as of the same day the deferral under Section 4(a) is credited for which the Section 4(b) contribution relates. Separate Deferred Compensation Accounts shall be created for each calendar year and for annual base salary and annual bonus deferrals, respectively. Employer matching contributions shall be credited to the same Deferred Compensation Account as annual base salary deferrals for each year.

(b) The Company may establish a trust (the “Trust”), as described in Section 11, as a reserve for the benefits payable hereunder and for the purposes stated in a trust instrument. To the extent the Participants’ benefits are not paid from the Trust, such benefits shall be paid from the general assets of the Company. The Participants shall have no funded, secured or preferential right to payment hereunder, but rather shall at all times have the status of a general unsecured creditor.

Section 6. Investment of Deferred Compensation Accounts

(a) If the Company establishes a Trust, the earnings, gains and losses shall be credited to each respective Deferred Compensation Account in accordance with the investment experience of the Trust. The investment funds (e.g., mutual funds, pooled funds, corporate-owned life insurance arrangements or any other arrangements, which may include fixed income funds) shall be selected and designated by the Committee from time to time in its sole discretion. The Committee at its discretion may permit Participants to direct the investment of their Accounts in such investment funds in accordance with such procedures as the Committee may adopt from time to time. Each Participant’s Deferred Compensation Account shall be credited as of each valuation date with income, gains or losses corresponding to the investment performance of the funds selected by that Participant or the Committee, as applicable.

(b) To the extent the Company does not establish a separate fund with designated investments for the payment of any benefits hereunder, such Deferred Compensation Accounts, or the applicable portion thereof, shall accrue interest, calculated each calendar year, or other appropriate time period, at an annual rate equal to the prime rate on the first business day of such calendar year, compounded annually.

(c) In the event of a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)) (a “Change in Control”), the investment options available under subsection (a) shall not be materially changed, except to substitute similar asset classes, and the interest rate used pursuant to subsection (b) above may not be reduced, following the Change in Control.

Section 7. Vesting
A Participant shall be fully vested at all times in all amounts credited to the Participant’s Deferred Compensation Accounts.

Section 8. Payment of Amounts from Deferred Compensation Accounts

(a) Benefit Payments.

(1) Commencement of Distribution. The balance of a Participant’s Deferred Compensation Accounts calculated under Section 6 shall be distributed to the Participant on the Distribution Date (as defined below) selected by the Participant at the time of his deferral election pursuant to Section 4(a) for that particular year and Deferred Compensation Account, except as may be required by Section 8(d). The Company, at its discretion, may permit the Participant to elect among one or more of the following “Distribution Dates”: (i) the date of the Participant’s Separation from Service, Total and Permanent Disability and/or death (each, a “Distribution Event”); (ii) the anniversary of a Distribution Event; and/or (iii) some other specified date that is at least 24 months following the end of the calendar year for which the election is made. If no Distribution Date is selected by a Participant at the time of the Participant’s deferral election pursuant to Section 4(a), or the Company does not permit the Participant to elect a Distribution Date other than Separation from Service, then distributions shall be made upon the Participant’s Separation from Service.

(2) Form of Distribution. All payments under this Plan shall be made in cash. Except as otherwise provided, a Participant’s Deferred Compensation Account shall be paid in a single lump sum payment or, if permitted by the Committee, in installments, as elected by the Participant at the time of the deferral election relating to such Deferred Compensation Account. If no form of payment is selected by a Participant at the time of a deferral, then payments shall be made in a single lump sum payment. The Company is not required to allow a Participant to elect a form of payment other than a single lump sum. If payments are made in installments, the amount of each installment shall be determined by dividing the balance in the Deferred Compensation Account as of any payment date by the number of installments then remaining to be paid. The remaining Deferred Compensation Account shall continue to accrue interest at a rate and in a manner as set forth above in Section 6 until paid in full.

(3) Election Changes. Notwithstanding anything herein to the contrary, to the extent allowed by the Committee, a Participant may elect to change the timing or form of payment if (i) the election does not take effect until at least 12 months after the date on which the election is made, (ii) in the case of an election related to a payment not made upon Total and Permanent Disability, death or an unforeseeable emergency, the payment with respect to which such election is made is deferred for a period of at least five years from the date such payment would otherwise have been made, and (iii) any election related to a payment to be made upon a specified time may not be made less than 12 months prior to the date of the first scheduled payment under the prior election.

(4) Payments on Death. In the event payment commences due to the Participant’s death, payment shall be made in a lump sum to the Participant’s Designated Beneficiary. If a Participant dies and installment payments are being made or are to be made, then the Participant’s Designated Beneficiary(ies) shall receive the remaining balance credited to Participant’s Deferred Compensation Account in a lump sum payment.

(5) Payments on Total and Permanent Disability. In the event of the Participant’s Total and Permanent Disability:

(A) payment of amounts deferred prior to January 1, 2017 shall be made in a single lump sum; and

(B) payment of amounts deferred on or after January 1, 2017 shall be made in the form selected by the Participant at the time of deferral pursuant to Section 8(a)(2) or, if no form of payment is selected by the Participant at the time of the deferral, in a single lump sum;

unless the Participant makes an election to change the time and form of payment pursuant to Section 8(a)(3) in which event such alternative time and form of payment shall apply. Payment will be made to the Participant or to an adult with whom the Participant maintains his or her residence, as the Committee in its sole and absolute discretion shall determine. Such a payment to a legal guardian, conservator or adult shall fully discharge the Company, the Committee and the Plan from further liability on account thereof.

(b) The following capitalized terms shall have the meanings set forth below:

(1) “Total and Permanent Disability” means if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

(2) “Designated Beneficiary” means the one or more than one persons designated by a Participant in writing to receive all or part of the Participant’s Deferred Compensation Account upon the Participant’s death provided such designation is delivered to the Committee prior to the Participant’s death. A designation may be replaced by a new beneficiary designation or may be revoked by the Participant at any time by written notice delivered to the Committee prior to the Participant’s death. In the event that a Designated Beneficiary(ies) has not been designated, cannot be located, or is not living at the time of Participant’s death, payment of any amounts then credited to the Participant’s Deferred Compensation Account shall be made to the Participant’s surviving spouse or, if none, to the Participant’s estate. If a Designated Beneficiary is missing or dies prior to Participant’s death, then only the remaining Designated Beneficiary(ies) in the same class (i.e., primary or secondary), if any, shall receive the deceased or missing Designated Beneficiary’s share as if such Designated Beneficiary had not been designated in the first instance. If any Designated Beneficiary dies simultaneously with

Participant or within 24 hours of the Participant’s death, all benefits payable under the Plan shall be paid as if such Designated Beneficiary predeceased the Participant.

(3) “Separation from Service” means a “separation from service” with the Company and its affiliates pursuant to the default definition in section 1.409A-1(h) of the Treasury Regulations.

(c) Unforeseeable Emergency.
(1) In the event of an unforeseeable emergency, a Participant may apply to the Committee for withdrawal of his or her Deferred Compensation Accounts to the extent necessary to satisfy the emergency need. For purposes of this Plan, the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or of a dependent (as defined in section 152(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(2) Withdrawals for an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(3) The Committee shall have full and complete discretion to consider and make a determination concerning a request for a hardship withdrawal. The Committee is also entitled to reasonably rely upon the representations of a Participant concerning his qualification for a hardship withdrawal. All decisions of the Committee shall be final, binding and conclusive.

(4) In the event of a Participant’s distribution as a result of an unforeseeable emergency hereunder or hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3) from a plan sponsored by the Company or its affiliates, any deferral elections for such Participant under this Plan shall be canceled. After such cancellation the Participant shall not be permitted to make another deferral election under this Plan until the annual election period that ends more than six months after such distribution(s).

(d) Required Delay. Notwithstanding the applicable provisions of this Plan or Appendix A regarding timing of distribution of payments, the following special rules shall apply in order for this Plan to comply with section 409A of the Code: (i) to the extent any distribution is to a “specified employee” (as defined under section 409A of the Code) and to the extent the applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Participant’s Separation from Service with the Company, no such distribution shall be made prior to the date that is six months after the date of the Participant’s Separation from Service with the Company, and (ii) any such delayed payments shall be paid to the Participant in a single lump sum within five business days after the end of the six-month delay.

Section 9. Transferability of Interests

Except as otherwise required by law, benefits payable to Participants and their beneficiaries under this Plan may not be in any manner anticipated, assigned (either at law or in equity), alienated, sold, transferred, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process by creditors of the Participant or the Participant’s beneficiaries.

Section 10. Amendment, Suspension and Termination

The Company, in its sole and absolute discretion, at any time may amend, suspend or terminate the Plan or any portion thereof in any manner and to any extent. Such amendment, suspension or termination of the Plan shall be final and binding. No amendment, suspension or termination shall alter or impair a Participant’s rights to any amounts deferred before the date of such amendment, suspension or termination without the consent of the Participant affected thereby.

Section 11. General Creditor Status/Unfunded Obligation

This Plan constitutes a mere contractual promise by the Company to make the future payments as provided under this Plan to Participants and, where applicable, to Designated Beneficiaries. Notwithstanding any other provision of this Plan, a Participant and his or her Designated Beneficiary shall be treated as general, unsecured creditors of the Company at all times under the Plan. Neither a Participant nor a Designated Beneficiary shall have any preferred claim on, or any beneficial interest in, any assets of the Company, any other person, or any trust maintained in connection with this Plan which is superior in any manner to the right of any other general and unsecured creditor of the Company. It is the intention of the Company that the Deferred Compensation Accounts be unfunded for tax purposes and for purposes of Title I of ERISA and this Plan shall be construed and operated to effect such intent. Further, it is intended that the recognition of income on amounts deferred by a Participant (and any related investment adjustments) shall be determined under section 451(a) of the Code and such recognition shall be deferred until such amounts are actually received by the Participant.

The Company may establish a grantor trust described in Treasury Regulation Sections 1.677(a)-(d) to accumulate funds to pay the Deferred Compensation Accounts to Participants, provided that the trust assets shall be subject to the claims of the Company’s general creditors and shall be required to be used to satisfy the claims of the Company’s general creditors in the event the Company is “Insolvent” under the terms of such trust.

Section 12. No Right to Employment or Other Benefits

Nothing contained in this Plan shall confer or shall be construed as conferring upon any Participant the right to continue in the employ of the Company in any specific capacity or for any specific term of employment or at any specific rate of compensation.

Section 13. Claims Procedures
(a) (1) Any Participant or, if the Participant is deceased, the Participant’s Designated Beneficiary (the “Claimant,” which term shall include the duly authorized representative of Claimant) may file a claim requesting benefits under the Plan by submitting to the Committee a written statement setting out the general nature of the claim.

(2) If a duly submitted claim is filed, the Committee shall send notice within 90 days of the date the claim is received unless special circumstances require an extension of time for processing the claim. Such extension shall not exceed 90 days and no extension shall be allowed unless, within the initial 90-day period, the Claimant is sent an extension notice indicating the special circumstances requiring the extension and specifying a date by which the Committee expects to render its decision.

(3) If a duly submitted claim is wholly or partly denied, the Committee’s notice of denial to the Claimant shall set forth the following:

(A) the specific reason or reasons for the denial;

(B) specific references to pertinent Plan provisions on which the Committee based its denial;

(C) a description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;

(D) a statement that the Claimant may request a review upon written application to the Committee, review pertinent Plan documents, and submit issues and comments in writing;

(E) a statement that any appeal of the Committee’s adverse determination must be made in writing to the Committee within 60 days after receipt of the Committee’s notice of denial of benefits, and that failure to appeal the action to the Committee in writing within the 60-day period will render the Committee’s determination final, binding and conclusive; and

(F) the address of the Committee to which the Claimant may forward his or her appeal.

(b) Within 60 days after denial of a claim as herein provided, the Claimant or a duly authorized representative may submit a written request for review of the denied claim to the Committee. The Claimant may submit, in writing, whatever issues and comments the Claimant deems pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences.

Section 14. Miscellaneous

(a) Withholding. The Company shall have the right to take any and all actions which it deems necessary or appropriate to satisfy any federal, state and local withholding obligations with respect to any amounts payable under this Plan.

(b) Successors. Except as otherwise provided herein, this Plan shall be binding upon and inure to the benefit of the Company, the Participant and their heirs, executors, administrators, legal representatives, and successors.

(c) Choice of Law. This Plan shall be construed in accordance with and governed by the law of the State of Tennessee, except to the extent preempted by federal law.

(d) Discharge of Obligations. The payment by the Company of the benefits due under this Plan to a Participant or Designated Beneficiary discharges the Company’s obligations under this Plan with respect to such Participant and the Participant shall have no further rights under this Plan.

(e) Construction. The headings and subheadings set forth in this Plan are intended for convenience only and have no substantive meaning whatsoever. In the construction of this Plan, the masculine shall include the feminine and the singular shall include the plural.

(f) Entire Agreement. This Plan contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all understandings, both oral and written, respecting the subject matter hereof.

(g) 409A Compliance. The provisions of this Plan are intended to comply with, and shall be interpreted consistent with, the requirements of section 409A of the Code so as to avoid any adverse tax consequences under section 409A of the Code. Notwithstanding any other provision of this Agreement, any reference to termination of the Participant’s employment for any reason shall refer to a termination of employment that constitutes a Separation from Service. Neither the Company nor any affiliates makes any representations with respect to the application of section 409A of the Code to any tax, economic or legal consequences of any payments hereunder. Each Participant retains full responsibility for the potential application of section 409A of the Code to the tax and legal consequences of payments payable to the Participant hereunder and the Company shall not indemnify or otherwise compensate any Participant for any violation of section 409A of the Code that may occur in connection with the Plan. In accordance with the applicable provisions under Treas. Reg. Section 1.409A-3(j)(4), the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay employment taxes and any income taxes imposed on the amount distributed to pay such employment taxes; and to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant and any income taxes imposed on the amount distributed to pay such state, local, or foreign tax amount. In the event of the Plan’s termination, benefits will be paid at the time and in the manner provided under the terms of the Plan unless the Plan is terminated in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix), in which event payment may be accelerated as provided in Treas. Reg. Section 1.409A-3(j)(4)(ix).

IN WITNESS WHEREOF, the Company has caused this Plan, as amended and restated, to be executed by its duly authorized officer and its seal affixed hereto on this ______ day of ___________________, 2022.
TRACTOR SUPPLY COMPANY

By:
Title:

Appendix A. Benefits and Special Terms
Restated Separate Agreements

This Appendix A describes the benefits and special terms with respect to certain prior Deferred Compensation Agreements (the “Agreements”) between the Company and certain Participants. The Participants to whom this Appendix applies and the original date of each separate Agreement is listed on Schedule A to this Appendix. This Plan, together with the Appendix, consolidates all such agreements under this Plan. The terms of this Plan shall be the sole terms and provisions of such Agreements and all such separate Agreements shall thereupon be void and of no effect. Generally, the terms and provisions of the Plan shall apply to the accounts maintained under this Appendix A, provided, however, that this Appendix A shall apply to such accounts notwithstanding any contrary provisions of the Plan.

A. Definitions. Solely for purposes of this Appendix A, the following definitions shall apply:

1.“Agreement Effective Date” means, with respect to any Appendix A Participant, the date of the original Agreement as listed on Schedule A.

2.“Appendix A Deferred Compensation Account” or “Appendix A Account” shall be the account established by the Company for the Appendix A Participant pursuant to Section 2 of this Appendix A.

3.“Appendix A Participant” means an individual, regardless of whether the individual has become a Participant pursuant Section 4(a), who is listed on Schedule A and is hereby deemed to be a “Participant” in the Plan.

4.“Cause” means incompetence, insubordination, conviction of or plea of nolo contendere to a felony, intoxication, or drug addiction.

5.“Continuous Service” means the period beginning on the Agreement Effective Date and ending with a termination of employment.

6.“Retirement” means a termination of employment on or after the Appendix A Participant attains age fifty-five (55), other than termination by the Company for Cause.

B. Establishment and Maintenance of Deferred Compensation Appendix A Account.
The Company has previously established the Appendix A Deferred Compensation Accounts in accordance with the terms of the Agreements, and made annual bookkeeping additions to the Appendix A Accounts at the time and in the amounts specified in the Agreements, together with interest thereon. No further annual bookkeeping additions shall be made to any Appendix A Account, provided, however, that earnings shall continue to be credited thereto in accordance with Section 6 of the Plan.

C.      Termination of Employment.

1.Termination Benefits. If an Appendix A Participant has a Separation from Service before Retirement or death, except for termination for Cause, then, subject to Section 8(d) of the Plan, his Appendix A Account shall be paid to him in a single lump-sum within ninety (90) days of his Separation from Service in accordance with the following vesting schedule. Any amounts in which the Participant is not vested at the time of the Participant’s Separation from Service shall be forfeited upon such Separation from Service.

Full Years of Continuous Service to Separation from Service	Percentage Vested
Less than 5 years	0%
At least 5 years but less than 8 years	30%
At least 8 years but less than 10 years	60%
10 years or more	100%

2.Termination for Cause. Notwithstanding any other provision in this Plan, if the Participant is discharged by the Company for Cause, all amounts otherwise payable under this Appendix A shall be forfeited and the Participant shall have no right to receive any part of his Appendix A Account at any time. ‘
D.      Compensation Due Upon Retirement, Death or Disability.

The benefits payable hereunder shall be paid in accordance with the provisions of this Section D, subject to any contrary election of the Appendix A Participant pursuant to any transition elections permitted during 2007 and/or 2008, or a withdrawal for an unforeseeable emergency pursuant to Section 8(c) of the Plan.

1.Retirement Benefits. Upon Separation from Service by the Appendix A Participant or by the Company without cause on or after the date on which the Appendix A Participant attains age fifty-five (55), the Company shall pay to the Appendix A Participant the amount held in his Appendix A Account in equal monthly payments to be made over a period of five (5) years. Subject to Section 8(d) of the Plan, payments shall begin on the first day of the second month following the Participant’s Separation from Service.

2.Death Benefits.

i.Subject to Paragraph 2(ii) below, in the event the Appendix A Participant’s employment with the Company terminates by reason of death of the Appendix A Participant, the Company shall pay the Appendix A Account to the Designated Beneficiary(ies) of the Appendix A Participant, including interest accrued in accordance with Section 6 of the Plan, within ninety (90) days after the death of the Appendix A Participant. In the event that no Designated Beneficiary has been designated, can be located, or is living at the time of Appendix A Participant’s death, payment of any amounts then credited to the Appendix A Participant’s Appendix A Account shall be made to the Appendix A Participant’s surviving spouse or, if none, to the Appendix A Participant’s estate. If a Designated Beneficiary is missing or dies prior to Appendix A Participant’s death, then the remaining Designated Beneficiary(ies) in the same class (i.e., primary or secondary), if any, shall receive the deceased or missing Designated Beneficiary’s share as if such Designated Beneficiary had not been designated in the first instance. If any Designated Beneficiary dies simultaneously with Appendix A Participant or within 24 hours of the Appendix A Participant’s death, all amounts payable hereunder shall be paid as if such Designated Beneficiary predeceased the Appendix A Participant.

ii.In the event the Appendix A Participant dies after Retirement or Total and Permanent Disability, the Company shall pay the remaining balance of the Appendix A Account, including accrued interest in accordance with Section 6, within ninety (90) days after the death of the Appendix A Participant, as provided in Paragraph (i) above.

3.Disability Benefits. In the event of the Appendix A Participant’s Total and Permanent Disability while employed with the Company (without a break in Continuous Service from the Agreement Effective Date), the Company shall pay the Appendix A Participant the balance of his Appendix A Account in equal monthly installments over a period of five (5) years, beginning on the first day of the second month after it is determined that the Appendix A Participant is Totally and Permanently Disabled. The Appendix A Account shall continue to be credited with interest accrued in accordance with Section 6.

Tractor Supply Company
Executive Deferred Compensation Plan
Schedule A
Separate Deferred Compensation Agreements

The following individuals had Separate Deferred Compensation Agreements that were merged into this Plan as of January 1, 2009. The amended and restated Plan as of January 1, 2009, constituted a complete restatement and amendment of his or her Agreement and all rights with respect to his or her deferred compensation accrued under the Agreement are governed solely by the terms and conditions of the Plan.

Date of Agreement	Name